Exhibit 21.1

Paratek Pharmaceuticals, Inc.

Subsidiaries

Paratek Ireland Limited

Paratek Pharma, LLC

Paratek Royalty Corporation

Paratek Royalty Corporation II

Paratek Securities Corporation

Paratek UK Limited

PRTK SPV1 LLC

PRTK SPV2 LLC

Transcept Pharma, Inc.